Exhibit 99.1 – News Release

Ritchie Bros. reports first quarter 2017 results

•	Q1 2017 revenues decreased 6% to $124.5 million compared to Q1 2016, primarily due to lower auction volumes in Western Canada and fewer large dispersals
•	Record first quarter Revenue Rate[1] of 13.84% achieved during Q1 2017
•	$2.3 million of current income tax expense recognized in Q1 2017 related to an increase in uncertain tax positions
•	Q1 2017 net income attributable to stockholders decreased 65% compared to Q1 2016; adjusted net income attributable to stockholders[2] (non-GAAP measure) decreased 57% compared to Q1 2016
•	Still included in adjusted performance were $8.6 million of acquisition-related costs booked during the quarter, primarily related to the pending acquisition of IronPlanet Holdings, Inc. (“IronPlanet”), and $6.7 million of interest on the $500.0 million of senior unsecured notes (the “Notes”) that we issued in December 2016, which are being held in escrow
•	$134.5 million of net cash provided by operating activities during Q1 2017

(All figures are presented in U.S. dollars)

VANCOUVER, May 4, 2017 – Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company” or “Ritchie Bros.”) reports results for the three months ended March 31, 2017. During the first quarter, the Company generated $124.5 million of revenue, a 6% decrease compared to revenues of $131.9 million in the first quarter last year, and net income attributable to stockholders for the first quarter of $10.4 million, a 65% decrease compared to $29.4 million in the same period last year. Diluted earnings per share (“EPS”) attributable to stockholders were $0.10, a 63% decrease compared to $0.27 in the same quarter last year. A non-recurring charge of $2.3 million of current income tax expense was recognized during the quarter related to an increase in uncertain tax positions. Removing the impact of this income tax charge, diluted adjusted EPS attributable to stockholders3 (non-GAAP measure) during the first quarter of 2017 was $0.12, a 56% decrease compared to $0.27 in the year ago quarter. $8.6 million of before-tax acquisition-related costs are included in both GAAP and adjusted (non-GAAP) first quarter 2017 results.

“Gross Auction Proceeds were challenged during the first quarter of 2017 primarily due to the oil and gas dislocation surge receding in Western Canada, and fewer large dispersals – such as the Grande Prairie auction that occurred in the first quarter last year. Our U.S. team generated solid performance, where revenue grew modestly even with a difficult comp from a very robust Q1 2016. On a positive note, we achieved a record first quarter revenue rate driven by strong pricing, good execution and good rate performance from our underwritten transactions. Our team demonstrated strong operational agility and did a disciplined job of controlling variable operational expenses. Also, EquipmentOne, Ritchie Bros. Financial Services, Mascus and Private Treaty achieved meaningful revenue growth, reinforcing that our diversification strategy is taking hold,” said Ravi Saligram, CEO of Ritchie Bros.

[1]	Revenue Rate is calculated as revenues divided by Gross Auction Proceeds (“GAP”). GAP represent the total proceeds from all items sold at the Company’s auctions and online marketplaces. GAP is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

[2]	Adjusted net income attributable to stockholders is a non-GAAP financial measure. The Company believes that comparing adjusted net income attributable to stockholders for different financial periods provides useful information about the growth or decline of the Company’s net income attributable to stockholders for the relevant financial period, and eliminates the financial impact of adjusting items the Company does not consider to be part of its normal operating results. Adjusted net income attributable to stockholders represents net income attributable to stockholders excluding the effects of adjusting items and is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

[3]	Diluted adjusted EPS attributable to stockholders is a non-GAAP financial measure. The Company believes that comparing diluted adjusted EPS attributable to stockholders for different financial periods provides useful information about the growth or decline of the Company’s diluted EPS attributable to stockholders for the relevant financial period, and eliminates the financial impact of adjusting items the Company does not consider to be part of its normal operating results. Diluted adjusted EPS attributable to stockholders is calculated by dividing adjusted net income attributable to stockholders (non-GAAP measure) by the weighted average number of dilutive shares outstanding. Diluted adjusted EPS attributable to stockholders is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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Mr. Saligram added, “Our team is also excited about the acquisition of IronPlanet and is systematically completing various work streams of integration planning to be ready for Day One of the combined business. Our discussions with U.S. regulatory authorities are well underway, and we continue to target closing the transaction by the end of the second quarter.”

Financial Overview

(Unaudited)

(in U.S. $ millions, except EPS)	Three months ended March 31,
			Better/(Worse)
	2017	2016	2017 over 2016
Revenues	$124.5	$131.9	(6)%
Selling, general and administrative expenses	$70.6	$67.1	(5)%
Acquisition-related costs	$8.6	$1.2	(621)%
Operating income	$23.6	$39.2	(40)%
Operating income margin	19.0%	29.7%	-1070 bps
Net income attributable to stockholders	$10.4	$29.4	(65)%
Adjusted net income attributable to stockholders (non-GAAP measure)	$12.7	$29.4	(57)%
Diluted EPS attributable to stockholders	$0.10	$0.27	(63)%
Diluted adjusted EPS attributable to stockholders (non-GAAP measure)	$0.12	$0.27	(56)%
GAP	$899.4	$1,019.9	(12)%
Revenue Rate	13.84%	12.94%	90 bps

Q1 2017 adjusted (non-GAAP) figures in the table above include the impact of $8.6 million ($0.08 per diluted share) of pre-tax acquisition-related costs.

Results of operations – first quarter update

For the three months ended March 31, 2017

GAP was $0.9 billion for the first quarter of 2017, a 12% decrease compared to the first quarter of 2016. This decline is due mostly to a decrease in lot count and auction calendar differences over the comparative period. Lot count (auction volumes) declined 8% in the first quarter of 2017 relative to the first quarter of 2016. EquipmentOne, the Company’s online equipment marketplace, contributed $38.6 million of gross transaction value (“GTV”)4 to GAP in the first quarter of 2017, a 63% increase compared to $23.7 million in the first quarter of 2016. Foreign exchange rates did not have a significant impact on GAP in the first quarter of 2017.

[4]	GTV represents the total proceeds from all items sold at the Company’s online marketplaces. In addition to the total value of the items sold in online marketplace transactions, GTV includes a buyers’ premium component applicable only to the Company’s online marketplace transactions. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

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Revenues decreased 6% during the first quarter of 2017 to $124.5 million, compared to $131.9 million in the first quarter of 2016, primarily due to lower volumes and GAP. This decrease was partially offset by a stronger Revenue Rate, which benefitted from robust underwritten contract performance compared to the relative quarter last year. Foreign exchange rates did not have a significant impact on revenues in the first quarter of 2017.

The Revenue Rate for the first quarter of 2017 was 13.84%, compared to 12.94% in the first quarter of 2016. The increase in the Revenue Rate is primarily due to the performance of the Company’s underwritten contracts combined with an increase in fee revenue, which is not directly linked to GAP. During the first quarter of 2017, the Company continued to actively pursue the use of underwritten commission contracts from a strategic perspective, entering into such contracts only when the risk/reward profile of the terms were agreeable. The Company’s underwritten contract volume decreased to 14% of GAP during the three months ended March 31, 2017 compared to 23% in the same period in 2016. Straight commission contracts continue to account for the majority of GAP.

Selling, general and administrative (“SG&A”) expenses were $70.6 million during the first quarter of 2017, a 5% increase compared to the same period last year. Increased headcount, bank commitment fees related to the fourth quarter 2016 debt restructuring, and vehicle lease charges were the largest contributors to the SG&A expense growth over the comparative period. Petrowsky and Kramer (businesses acquired in 2016) accounted for another $0.4 million and $0.3 million, respectively, of new SG&A expenses. Partially offsetting these increases were $2.1 million of mark-to-market fair value changes in the Company’s liability-classified share units during the first quarter of 2017 compared to the first quarter of 2016.

Acquisition-related costs totaling $8.6 million were booked during the first quarter of 2017, compared to $1.2 million in the first quarter of 2016. First quarter 2017 costs primarily related to the regulatory approval process and integration planning associated with the acquisition of IronPlanet, as well as continuing employment costs incurred to retain key employees for a specified period of time following the Company’s business acquisitions. First quarter 2016 costs primarily related to professional fees associated with the acquisition of Mascus, as well as continuing employment costs associated with the Mascus and Xcira acquisitions. These costs are in addition to SG&A expenses.

Operating income decreased 40% during the first quarter of 2017 to $23.6 million, compared to $39.2 million in the first quarter of 2016. This decrease is primarily due to the decrease in revenues combined with the increase in acquisition-related costs and SG&A expenses. There were no adjusting items impacting operating income results in the first quarter of 2016 or 2017.

Primarily for the same reasons noted above, operating income margin, calculated as operating income divided by revenues, was 19.0% for the first quarter of 2017, 1070 basis points lower than 29.7% for the same period last year.

Tax expense during the quarter was impacted by a non-recurring charge of $2.3 million related to an increase in uncertain tax positions due to an unfavourable outcome of a tax dispute in one of the Company’s European operating jurisdictions. Ritchie Bros. does not expect any future tax expense charges related to this ruling. As a result, the $2.3 million of increased current tax expense has been treated as an adjusting item.

Net income attributable to stockholders decreased 65% to $10.4 million in the first quarter of 2017 compared to $29.4 million in the first quarter of 2016. This decrease is primarily due to the decrease in revenues combined with the increase in acquisition-related costs, SG&A expenses and interest expense, and partially offset by the decrease in income tax expense during the first quarter of 2017 compared to the first quarter of 2016. The increase in interest expense is primarily due to $6.7 million of interest on the Notes. Removing the impact of the $2.3 million charge for the change in uncertain tax positions, adjusted net income attributable to stockholders (non-GAAP measure) decreased 57%, to $12.7 million in the first quarter of 2017 from $29.4 million in the first quarter of 2016. Acquisition-related costs are included in both US GAAP net income attributable to stockholders and non-GAAP adjusted net income attributable to stockholders figures.

Primarily for the same reasons noted above, diluted EPS attributable to stockholders for the first quarter of 2017 was $0.10, a 63% decrease compared to $0.27 in the first quarter of 2016. Diluted adjusted EPS attributable to stockholders (non-GAAP measure) decreased 56% to $0.12 per share in the first quarter of 2017 from $0.27 per share in the first quarter of 2016.

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Balance sheet analysis

As at and for the 12 months ended March 31, 2017

Working capital margin, calculated as working capital divided by revenues, increased 610 basis points to 22.6% during the 12 months ended March 31, 2017 from 16.5% during the 12 months ended March 31, 2016. This increase is primarily due to a $38.5 million increase in working capital, partially offset by a $26.7 million increase in revenues period-over-period. The increase in working capital is primarily the result of no share repurchases taking place during the first quarter of 2017, whereas $36.7 million of share repurchases occurred in the first quarter of 2016. Working capital intensity5 (non-GAAP measure) increased 320 basis points, to -31.4% during the 12 months ended March 31, 2017 from -34.6% during the 12 months ended March 31, 2016.

Return on average invested capital is calculated as net income attributable to stockholders divided by average invested capital. The Company measures average invested capital over a trailing 12-month period by adding the average long-term debt over that period to the average stockholders’ equity over that period. Return on average invested capital decreased 1170 bps to 7.0% during the 12 months ended March 31, 2017 from 18.7% during the 12 months ended March 31, 2016. This decrease is primarily due to a $276.1 million, or a 36%, increase in average invested capital period-over-period, which was primarily the result of the issuance of the Notes in the fourth quarter of 2016. Also contributing to the decrease in return on average invested capital over the comparative period was a $69.0 million, or 49%, decrease in net income attributable to stockholders. Return on invested capital (“ROIC”)6 (non-GAAP measure) decreased 640 bps to 10.3% during the 12 months ended March 31, 2017 from 16.7% during the 12 months ended March 31, 2016. ROIC excluding escrowed debt7 (non-GAAP measure) decreased 310 bps to 13.6% during the 12 months ended March 31, 2017 from 16.7% during the 12 months ended March 31, 2016.

Dividend Information

Quarterly dividend

The Company declares a quarterly cash dividend of $0.17 per common share payable on June 13, 2017 to shareholders of record on May 23, 2017.

[5]	The Company’s balance sheet scorecard includes the performance metric, working capital intensity, which is a non-GAAP measure. The Company believes that comparing working capital intensity on a trailing 12-month basis to different financial periods provides useful information about how efficiently the Company converts revenue into cash. The lower the percentage, the faster revenues are converted into cash. The Company calculates working capital intensity as trade and other receivables plus inventory and advances against auction contracts less auction proceeds payable and trade payables, divided by revenues. Working capital intensity is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

[6]	ROIC is a non-GAAP financial measure that the Company believes, by comparing on a trailing 12-month basis for different financial periods provides useful information about the after-tax return generated by its investments. The Company’s balance sheet scorecard includes the performance metric, ROIC. ROIC was also an element of the performance criteria for certain PSUs the Company granted to its employees and officers in 2013 and 2014. The Company calculates ROIC as net income attributable to stockholders excluding the effects of adjusting items divided by average invested capital. Average invested capital is a GAAP measure calculated as the average long-term debt (including current and non-current portions) and stockholders’ equity over a trailing 12-month period. ROIC is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

[7]	ROIC excluding escrowed debt is a non-GAAP financial measure that the Company believes, by comparing on a trailing 12-month basis for different financial periods provides useful information about the after-tax return generated by its investments by removing the impact of the issue of the Notes, which are currently held in escrow. While the Notes are in escrow and not accessible by the Company, they are not contributing to the generation of net income. The Company believes that by adjusting debt to remove funds it does not have access to, it is providing more accurate information about the after-tax return generated by its investments. The Company calculates ROIC excluding escrowed debt as adjusted net income attributable to stockholders (non-GAAP measure) divided by adjusted average invested capital (non-GAAP measure). The Company calculates adjusted average invested capital (non-GAAP measure) as the adjusted average long-term debt (non-GAAP measure) and average stockholders’ equity over a trailing 12-month period. The Company calculates adjusted average long-term debt (non-GAAP measure) as the average of adjusted opening long-term debt (non-GAAP measure) and adjusted ending long-term debt (non-GAAP measure). Adjusted opening long-term debt (non-GAAP measure) and adjusted ending long-term debt (non-GAAP measure) are calculated as opening or ending long-term debt, as applicable, as reported in the Company’s consolidated financial statements reduced by long-term debt held in escrow. ROIC excluding escrowed debt is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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Operational Review

Online statistics

During the first quarter of 2017, the Company attracted record first quarter online bidder registrations as a percentage of total bidder registrations. Approximately $428.8 million of equipment, trucks and other assets were sold to online auction bidders and EquipmentOne customers, representing a 4% decrease compared to the $448.8 million of assets sold online during the first quarter of 2016, primarily due to changes in the auction calendar and resulting lower sales volume.

EquipmentOne activity

During the first quarter of 2017, EquipmentOne sold more than $38.6 million of equipment and other assets on behalf of customers and saw a 37% increase in revenues compared to the first quarter of 2016.

Auction activity

During the first quarter of 2017, Ritchie Bros. conducted 41 unreserved industrial auctions in 13 countries throughout North America, Europe, the Middle East, Australia, New Zealand, and Asia. Auctions highlights during the quarter include:

•	The February 15 – 16, 2017 Houston, Texas auction – where more than $42 million of equipment and other assets were sold

•	The February 20 – 24, 2017 Orlando, Florida auction – where more than $188 million of equipment and other assets were sold

•	The March 2 – 4, 2017 Edmonton, Alberta auction – where CA$62+ million (US$46+ million) of equipment and other assets were sold

•	The March 9 – 10, 2017 Las Vegas, Nevada auction – where more than $35 million of equipment and other assets were sold

•	The record March 15 – 16, 2017 Fort Worth, Texas auction – where more than $75 million of equipment and other assets were sold, which was the largest auction Ritchie Bros. have ever held in Texas. This auction also attracted a record number of sellers, and generated a record number of lots sold.

•	20 agricultural auctions, including seven auctions held under the Kramer Auctions brand (a business acquired in November 2016)

There are currently 120 unreserved auctions on the Ritchie Bros. auction calendar at www.rbauction.com, including auctions in North America, Europe, the Middle East, Australia, and Asia.

Q1 2017 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended March 31, 2017, at 8:00 am Pacific time / 11:00 am Eastern time / 4:00 pm GMT on May 5, 2017. A replay will be available shortly after the call.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is the world’s largest industrial auctioneer, and one of the world’s largest sellers of used equipment for the construction, transportation, agriculture, energy, mining, forestry and other industries. Ritchie Bros.TM asset management and disposition solutions include live unreserved public auctions with on-site and online bidding; EquipmentOneTM, an online auction marketplace; Mascus, a global online equipment listing service; private negotiated sales through Ritchie Bros. Private Treaty; and a range of ancillary services, including financing and leasing through Ritchie Bros. Financial Services. Ritchie Bros. has operations in more than 15 countries, including 45 auction sites worldwide. Learn more at rbauction.com, EquipmentOne.com, mascus.com, rbauction.com/privatetreaty and rbauction.com/financing.

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Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including the consummation of the regulatory process and IronPlanet acquisition, continuing employment costs related to acquisitions, payment of dividends and completion of future auctions. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors; the Company’s ability to complete the IronPlanet acquisition on the anticipated timetable or at all; the Company’s ability to successfully integrate IronPlanet after acquisition, and to receive the anticipated benefits therefrom; the possibility that certain closing conditions to the IronPlanet acquisition, including regulatory approvals, may not be satisfied or may be delayed; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, which are available on the SEC, SEDAR, and the Company websites. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

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GAP and Selected Condensed Consolidated Financial Information

GAP and condensed consolidated income statements

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Three months ended March 31,	2017	2016
Gross auction proceeds	$899,410	$1,019,922
Revenues	$124,499	$131,945
Costs of services, excluding depreciation and amortization	12,813	15,313
	111,686	116,632
Selling, general and administrative expenses	70,575	67,110
Acquisition-related costs	8,627	1,197
Depreciation and amortization expenses	10,338	10,080
Gain on disposition of property, plant and equipment	(721)	(246)
Foreign exchange gain	(730)	(683)
Operating income	$23,597	$39,174
Other income (expense):
Interest income	955	498
interest expense	(8,133)	(1,363)
Equity income (loss)	(53)	519
Other, net	1,382	698
	(5,849)	352
Income before income taxes	$17,748	$39,526
Income tax expense	7,315	9,532
Net income	$10,433	$29,994
Net income attributable to:
Stockholders	10,377	29,406
Non-controlling interests	56	588
	$10,433	$29,994
EPS attributable to stockholders:
Basic	$0.10	$0.28
Diluted	$0.10	$0.27
Weighted average number of share outstanding:
Basic	106,851,595	106,917,280
Diluted	107,788,949	107,159,010

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Selected Data

(Unaudited)

Selected balance sheet data

(in U.S. $000's)	March 31,	December 31,
	2017	2016
Current assets	$546,033	$377,998
Current liabilities	419,623	252,834
Working capital	$126,410	$125,164
Total assets	$1,774,315	$1,599,533
Long-term debt	596,438	595,706
Stockholders' equity	691,374	687,057

Selected operating data

As at and for the three months ended March 31,	2017	2016
Revenue Rate	13.84%	12.94%
Number of consignments at industrial auctions	11,350	11,300
Number of bidder registrations at industrial auctions	114,500	125,500
Number of buyers at industrial auctions	29,150	31,750
Number of lots at industrial auctions	84,000	93,000
Number of permanent auction sites	39	39
Number of regional auction sites	6	5
Total auction sites	45	44
Number of industrial auctions	41	42
Number of revenue producers	353	345
Number of territory managers	301	296

Average industrial auction data

Three months ended March 31,	2017	2016
GAP	$20.0 million	$22.5 million
Bidder registrations	2,796	2,993
Consignors	277	270
Lots	2,043	2,915

Non-GAAP Measures

We make reference to various non-GAAP measures throughout this press release. These measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles.

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The following table presents adjusted net income attributable to stockholders (non-GAAP measure) and diluted adjusted EPS attributable to stockholders (non-GAAP measure) results for the three months ended March 31, 2017 and 2016, as well as reconciles those metrics to net income attributable to stockholders, the weighted average number of dilutive shares outstanding, and diluted EPS attributable to stockholders, which are the most directly comparable GAAP measures in the consolidated income statements:

(in U.S. $000’s, except share and per share data)	Three months ended March 31,
			Change
	2017	2016	2017 over 2016
Net income attributable to stockholders	$10,377	$29,406	(65)%
Current income tax adjusting item:
Change in uncertain tax provision	2,290	-	100%
Adjusted net income attributable to stockholders (non-GAAP measure)	$12,667	$29,406	(57)%
Weighted average number of dilutive shares outstanding	107,788,949	107,159,010	1%

Diluted EPS attributable to stockholders	$0.10	$0.27	(63)%
Diluted adjusted EPS attributable to stockholders (non-GAAP measure)	$0.12	$0.27	(56)%

The first quarter 2017 adjusting item was a $2.3 million ($2.3 million before tax, or $0.02 per diluted share) charge related to the change in uncertain tax provisions. There were no first quarter 2016 adjusting items.

The following table presents working capital intensity (non-GAAP measure) results as at and for the 12 months ended March 31, 2017 and 2016, and reconciles that metric to working capital, trade and other receivables, inventory, advances against auction contracts, auction proceeds payable, trade payables, revenues, and working capital margin, which are the most directly comparable GAAP measures in, or calculated from, the consolidated financial statements:

(in U.S. $ millions)	As at and for the 12 months ended March 31,
			Change
	2017	2016	2017 over 2016
Working capital	$126.4	$87.9	44%
Select working capital items:
Trade and other receivables	112.4	131.1	(14)%
Inventory	20.9	29.5	(29)%
Advances against auction contracts	7.5	3.8	97%
Auction proceeds payable	(278.2)	(289.1)	(4)%
Trade payables	(38.0)	(59.4)	(36)%
	(175.4)	(184.1)	(5)%
Revenues	$558.9	$532.2	5%
Working capital margin	22.6%	16.5%	610 bps
Working capital intensity (non-GAAP measure)	-31.4%	-34.6%	320 bps

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The following table presents ROIC (non-GAAP measure) and ROIC excluding escrowed debt (non-GAAP measure) results on a trailing 12-month basis, and reconciles those metrics to net income attributable to stockholders, long-term debt, stockholders’ equity, and return on average invested capital, which are the most directly comparable GAAP measures in, or calculated from, the consolidated financial statements. Adjusted opening long-term debt (non-GAAP measure) is not presented due to the lack of adjusting items during the relevant periods:

(in U.S. $ millions)	As at and for the 12 months ended March 31,
			Change
	2017	2016	2017 over 2016
Net income attributable to stockholders	$72.8	$141.8	(49)%
Pre-tax adjusting items:
Debt extinguishment costs	6.8	-	100%
Gain on sale of excess property	-	(8.4)	(100)%
Impairment loss	28.2	-	100%
Current income tax effect of adjusting items:
Debt extinguishment costs	(1.8)	-	100%
Gain on sale of excess property	-	1.1	(100)%
Deferred income tax effect of adjusting items:
Impairment loss	(1.8)	-	100%
Current income tax adjusting item:
Change in uncertain tax provision	2.3	-	100%
Deferred tax adjusting item:
Tax loss utilization	-	(7.9)	(100)%
Adjusted net income attributable to stockholders (non-GAAP measure)	$106.5	$126.7	(16)%

Opening long-term debt	$102.3	$104.1	(2)%
Ending long-term debt	596.4	102.3	483%
Less: long-term debt in escrow	(495.9)	-	(100)%
Adjusted ending long-term debt (non-GAAP measure)	100.5	102.3	(2)%
Average long-term debt	$349.4	$103.2	239%
Adjusted average long-term debt (non-GAAP measure)	101.4	103.2	(2)%

Opening stockholders' equity	$676.5	$631.6	7%
Ending stockholders' equity	691.4	676.5	2%
Average stockholders' equity	684.0	654.1	5%

Average invested capital	$1,033.4	$757.3	36%
Adjusted average invested capital (non-GAAP measure)	785.4	757.3	4%

Return on average invested capital(1)	7.0%	18.7%	-1170 bps
ROIC (non-GAAP measure)(2)	10.3%	16.7%	-640 bps
ROIC excluding escrowed debt (non-GAAP measure)(3)	13.6%	16.7%	-310 bps

(1)	Calculated as net income attributable to stockholders divided by average invested capital.

(2)	Calculated as adjusted net income attributable to stockholders (non-GAAP measure) divided by average invested capital.

(3)	Calculated as adjusted net income attributable to stockholders (non-GAAP measure) divided by adjusted average invested capital (non-GAAP measure).

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The adjusting items for the 12 months ended March 31, 2017 were a $2.3 million ($2.3 million before tax, or $0.02 per diluted share) charge related to the change in uncertain tax provisions recognized in the first quarter of 2017, a $5.0 million ($6.8 million before tax, or $0.05 per diluted share) charge related to the early termination of pre-existing debt recognized in the fourth quarter of 2016, and a $26.4 million ($28.2 million before tax, or $0.25 per diluted share) impairment loss on the Company’s EquipmentOne reporting unit goodwill and customer relationships recognized in the third quarter of 2016.

The adjusting items for the 12 months ended March 31, 2016 were a $7.3 million ($8.4 million before tax, or $0.07 per diluted share) gain on the sale of excess property in Edmonton, Canada, recognized in the fourth quarter of 2015, and $7.9 million ($7.9 million before tax, or $0.07 per diluted share) of tax savings generated by tax loss utilization recognized in the fourth quarter of 2015.

The deduction from ending long-term debt at March 31, 2017 of long-term debt held in escrow consists entirely of the Notes that have a principal value of $500.0 million reduced by $4.1 million of unamortized debt issue costs.

For further information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

Ritchie Bros.	11